                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           F&M BANCORPORATION, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

[F & M Logo]





                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                               ON APRIL 22, 1997


To Shareholders of F & M Bancorporation, Inc.:

        The Annual Meeting of Shareholders of F & M Bancorporation, Inc. (the "Corporation") will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 22, 1997, at 7:00 p.m., Central Daylight Time, for the following purposes:

  (1) To elect four directors to the Board of Directors for three-year terms expiring in the year 2000.

  (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record on the books of the Corporation at the close of business on March 14, 1997, will be entitled to vote at the meeting or any adjournment of the meeting.

        Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

                    By Order of the Board of Directors,

                    /s/ Janet M. Lakso

                    Janet M. Lakso, Secretary

Kaukauna, Wisconsin
March 28, 1997

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT AT THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

[F & M Logo]





                                PROXY STATEMENT

                           F & M BANCORPORATION, INC.
                                  P.O. BOX 410
                                ONE BANK AVENUE
                         KAUKAUNA, WISCONSIN 54130-0410

                            SOLICITATION AND VOTING

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of F & M Bancorporation, Inc. (the "Corporation" or "F & M") for the annual meeting of shareholders on Tuesday, April 22, 1997. Shares represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of the proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof, either by written notice filed with the Secretary or the acting secretary of the meeting, or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the close of business on March 14, 1997, will be entitled to one vote on each matter presented for each outstanding share held. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Corporation's principal office at One Bank Avenue, Kaukauna, Wisconsin, prior to the meeting and will also be available at the meeting. As of March 14, 1997, there were 7,606, shares of the Corporation's $1.00 par value voting common stock ("Common Stock" or "Common Shares") outstanding. This is the Corporation's only class of stock. Any shareholder entitled to vote may vote either in person or by a duly-authorized proxy. Except as otherwise indicated, all share and per share information has been restated to reflect F & M's June 1996 10% stock dividend.

         A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by holders of Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

         Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and the annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person or by telephone, telecopy or telegraph by officers and regular employees of the Corporation who will be separately compensated for such activities.

         This proxy material is being mailed to shareholders commencing on or about March 28, 1997.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Shares of the Corporation, as of March 14, 1997, by each director, each nominee for director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Corporation as a group.


                              NUMBER OF SHARES AND
                       NATURE OF BENEFICIAL OWNERSHIP (1)

                          Sole              Shared                      Percent
Name                   Ownership(2)       Ownership(3)       Total      of Class
----                   -------------      ------------       -----      --------
Otto L. Cox               6,820              6,490          13,310         *
Richard A. Grall          5,313                 24           5,337         *
Paul J. Hernke           22,401                  0          22,401         *
Gail E. Janssen          72,874             17,098          89,972        1.2%
John W. Johnson          24,387                  0          24,387         *
Gary A. Lichtenberg      20,100                  0          20,100         *
Douglas A. Martin         8,367                  0           8,367         *
Duane G. Peppler          4,400             12,100          16,500         *
Robert C. Safford       130,077              2,926         133,003        1.7%
Glenn L. Schilling       20,521              7,458          27,979         *
Joseph F. Walsh          13,947             13,126          27,073         *

All directors and       357,703            157,453         515,156        6.7%
 executive officers
 as a group (18
 persons)(4)

 --------------------
         *       Less than 1%

         (1) The beneficial ownership information shown is based on information furnished by the named persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not to be construed as an admission of beneficial ownership for other purposes.

         (2) The specified persons have sole powers of voting and disposition of the shares listed. Includes shares subject to options held by the named persons which are exercisable currently or within the next sixty days.

         (3) The shares listed in this column are held either jointly by the named person and spouse, individually by the named person's spouse or for the account of a named person's minor child. Not necessarily an admission of beneficial ownership.

         (4) Shared ownership includes 97,872 shares held by the Corporation's Employee's Retirement Savings Plan and Trust ("Plan"). Officers Salazar, Verbruggen and Voet are Plan voting committee members who have shared voting power for the Common Shares held by the Plan. Directors and officers as a group share dispositive power as to 1,664 shares held in the Plan in accounts that may be re-allocated at the discretion of the individual participants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers and directors, and persons who own more than 10% of the Common Stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% shareholders (collectively "insiders") are required by SEC regulation to furnish the Corporation with copies of all
Section 16(a) forms they file.

         All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis during the last fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Corporation, or written representations that no such forms were required.
Based solely on the filings and written representations received by the Corporation, the Corporation believes that during 1996, except that Mr. Lichtenberg made a late filing reporting three transactions, the Corporation's insiders have complied with all Section 16(a) filing requirements applicable to them.


                             ELECTION OF DIRECTORS

         The Corporation presently has nine directors who are elected to staggered three-year terms. Each year, as directors' terms expire, successors are elected as directors to serve a three-year term to fill expired terms. At its meeting held January 30, 1997, the Board of Directors approved an amendment to the Corporation's bylaws to increase the number of directors from nine to ten. As a result, in 1997 four persons are to be elected to the Board of Directors to serve until the annual meeting in 2000, and until their respective successors have been elected. The persons who are nominated as directors and for whom the proxies will be voted (unless otherwise specified by a shareholder) are named below. All other directors, whose terms continue, are also listed. If any of the nominees should decline or be unable to act as director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.


 NAME AND AGE                               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE*       DIRECTOR SINCE
 ------------                               ---------------------------------------------       --------------

 NOMINEES FOR TERMS EXPIRING IN 2000
 -----------------------------------
 John W. Johnson, 42 (8)(9)                 Vice President of the Corporation since 1994;             1994
                                            President and Director F & M Bank-Northeast
 Gary A. Lichtenberg, 53 (9)                President and Chief Operating Officer of the               --
                                            Corporation since 1996; Chairman of the Board of
                                            F & M Bank-Appleton and F & M Bank-East Troy
                                            since 1997; Senior Vice President and Banking
                                            Controller Marshall & Ilsley Corporation
                                            (1994-96); Senior Vice President, Chief Financial
                                            Officer and Secretary, Valley Bancorporation,
                                            Inc. (1984-1994)

 Duane G. Peppler, 65 (5)(6)                Retired Vice President of the Corporation;                1985
                                            Retired President, F & M Bank-Winnebago County;
                                            Director, F & M Bank-Winnebago County

 Joseph F. Walsh, 64 (5)(6)(7)              Retired in 1993 as President, Hartjes-Walsh               1980
                                            Insurance Management Inc. (insurance sales);
                                            Director, F & M Bank-Kaukauna

 CONTINUING DIRECTORS - TERMS EXPIRE IN
 --------------------------------------
 1998
 ----

 Paul J. Hernke, 61 (5)(6)(7)               Director Internal Audit and Risk Management,              1987
                                            Campus Crusade for Christ (since 1994); Retired
                                            in 1993 as President, Hernke Foods, Inc.,
                                            (manufacturer of cheese and dairy products)

 Gail E. Janssen, 66 (9)                    Chairman of the Board and Chief Executive Officer         1980
                                            of the Corporation; Chairman of the Board of
                                            F & M Bank-Kaukauna
 Robert C. Safford, 66 (5)(7)(10)           President, R.E. Management, Inc. (real estate             1994
                                            rental and management); Retired in 1994 as
                                            Chairman of the Board, President and Chief
                                            Executive Officer of First National Financial
                                            Corporation and First National Bank of Wisconsin
                                            (now part of F & M Bank-Northeast)
 CONTINUING DIRECTORS - TERMS EXPIRE IN
 --------------------------------------
 1999
 ----

 Otto L. Cox, 56 (5)(6)                     Hospital Administrator, Affinity Health Systems,          1986
                                            Inc. (health care); Director, F & M Bank-Appleton

 Douglas A. Martin, 45                      Vice President of the Corporation; President              1990
                                            F & M Bank-Fennimore; Director of F & M
                                            Bank-Fennimore, F & M Bank-Potosi and F & M
                                            Bank-Lancaster
 Glenn Schilling, 60 (5) (6)                Retired in 1991 as Vice President Thilmany Pulp &         1980
                                            Paper Company (paper manufacturer); Director,
                                            F & M Bank-Kaukauna
-----------------------

   * Each of the persons has held the positions listed in the table above for at least five years unless otherwise indicated.

         (5) Member of the Compensation Committee in 1996. In 1996, the Compensation Committee held one meeting. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding overall compensation policies, salaries, bonuses and benefits for the employees of the Corporation and its subsidiaries.

         (6) Member of the Stock Option Committee in 1996. In 1996, the Stock Option Committee held one meeting. The Stock Option Committee reviews recommendations and makes awards for the issuance of stock options to the key employee participants in the F & M Bancorporation, Inc. 1993 Incentive Stock Option Plan (the "Option Plan").

         (7) Member of Audit Committee in 1996. In 1996, the Audit Committee met quarterly and the results of those meetings were reported at each subsequent directors' meeting. The Audit Committee reviews the functions and findings of the Corporation's internal audit staff and its independent public accountants and makes recommendations to the Board of Directors with respect thereto.

         (8) The agreement by which the Corporation acquired Pulaski Bancshares, Inc. ("PBI") contemplated that a designee of PBI (which was Mr. Johnson) would be appointed to the Corporation's Board of Directors and nominated for re-election if consistent with safe and sound banking practices and the Corporation's best interests.

         (9) Member of the Corporation's Office of the Chairman, which was established in 1997. The Office of the Chairman is intended to assist the Chairman of the Board in performing the duties of his position and in management planning and succession.

         (10) The agreement by which the Corporation acquired First National Financial Corporation ("FNFC") contemplated that Mr. Safford would be appointed to the Corporation's Board of Directors, and renominated to that position (as he was in 1995) provided he continues to own at least 66,000 Common Shares, subject to shareholder and regulatory approval.

         The Board of Directors held four regular meetings during 1996. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they are members. Directors' fees for 1996 for non-employee directors were $1,100 per quarter and $550 per meeting. For 1997, directors' fees for non-employee directors have been set at $1,500 per quarter, $650 per directors' meeting and $500 per committee meeting. Non-employee directors also receive directors' fees from those subsidiary bank boards on which they serve. No directors' fees are paid to employee-directors.

         In 1993, the Corporation's shareholders approved the 1993 Stock Option Plan for Non-Employee Directors of F & M Bancorporation, Inc. (the "Directors' Plan"). Under the Directors' Plan, the Corporation's non-employee directors are to receive an option to acquire 1,100 Common Shares (as a result of the subsequent stock dividend) on each succeeding January 1 during the term of the Directors' Plan. On each of January 1, 1996 and 1997, each non-employee director acquired an option to acquire 1,100 Common Shares at $24.09 per share and 1,100 Common Shares at $30.125 per share, respectively.

         As part of the Corporation's acquisition of FNFC in February 1994, Mr. Safford entered into a non-competition agreement with the Corporation under which Mr. Safford agreed not to compete with F & M. Under the agreement, F & M will provide payments in the total amount of $500,000 to Mr. Safford over a five-year period from February 1994; payments of $100,000 were made in 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the Corporation's five highest compensated executive officers, including the chief executive officer, for fiscal year 1996 and for the two prior fiscal years. The data includes compensation for service in all capacities to the Corporation and its subsidiaries.

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                               ---------------------
                                                ANNUAL COMPENSATION (11)              AWARDS
                                                -------------------------      ---------------------
                                                                               SECURITIES UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION      YEAR          SALARY          BONUS (12)     OPTIONS/SARS # (13)        COMPENSATION(14)
 ---------------------------      ----          ------          ----------     ---------------------      ----------------
 Gail E. Janssen                  1996         $242,731         $67,716            6,600                   $41,547
   Chairman and CEO               1995          233,791          66,000            2,200                     47,636
                                  1994          200,187          42,382            4,400                     63,269

 Gary A. Lichtenberg              1996         $111,055         $21,250             -0-                      $-0-
   President and COO (15)

 John W. Johnson                  1996         $132,095         $20,262               825                  $12,000
  Vice-President (16)             1995          127,542          13,294               825                     8,223
                                  1994           97,846          12,000                --                    15,897

 Douglas Martin                   1996          $95,429         $17,560               825                  $  8,804
  Vice-President (16)             1995           91,694          14,623               825                     9,150
                                  1994           86,857           8,821            1,650                      5,921

 Richard A. Grall                 1996         $106,367         $17,660               825                  $ 9,397
  President F & M Bank-           1995           99,672          17,282               825                    8,008
  Appleton (16)                   1994           81,223          14,567            1,100                     6,858

_______________________

         (11) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
         (12) Annual bonus amounts are earned and accrued during the years indicated but paid in the following fiscal year.

         (13) Represents options granted under the Option Plan. No SAR's are granted thereunder.

         (14) This column reflects the Corporation's contributions, both profit sharing and 401(k) matching, to named officers' accounts in the Employee's Retirement Savings Plan and Trust and, for Mr. Janssen only, to the Non-Qualified Deferred Compensation Plan. In 1996, the contributions to Mr. Janssen's Deferred Compensation Plan account were $19,047, and contributions to the Retirement Savings accounts of Messrs. Janssen, Johnson, Martin and Grall were $22,500, $12,000, $8,804 and $9,397, respectively.

         (15) Mr. Lichtenberg was elected to his positions and became an employee and executive officer of the Corporation in April, 1996.

         (16)    Served as Regional Vice President of the Corporation during
                 1996.

STOCK OPTIONS

         The following table sets forth information on stock options under the Option Plan granted in 1996 to the executive officers named in the Summary Compensation table:

           OPTION/SAR GRANTS IN LAST FISCAL YEAR:   INDIVIDUAL GRANTS

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                       ANNUAL RATE OF STOCK
                          NO. OF SECURITIES       % OF TOTAL                                          PRICE APPRECIATION FOR
                              UNDERLYING       OPTIONS GRANTED       EXERCISE                               OPTION TERM
                               OPTIONS           TO EMPLOYEES         OF BASE      EXPIRATION      ---------------------------
          NAME               GRANTED (17)       IN FISCAL YEAR     PRICE ($/SH)        DATE          5%                    10%
          ----               ------------       --------------     ------------   ------------      --------------------------

                                                                                  -
 Gail E. Janssen                6,600                34.8%           $23.8068        1/30/06         $98,818         $250,421
 Gary A. Lichtenberg                 0                 --               --             --              --               --
 Richard A. Grall                 825                 4.3%           $23.8068        1/30/06         $12,352         $  31,302
 John W. Johnson                  825                 4.3%           $23.8068        1/30/06         $12,352         $  31,302
 Douglas A. Martin                825                 4.3%           $23.8068        1/30/06         $12,352         $  31,302

_________________

         (17) Represents options granted under the Option Plan to purchase Common Shares at their fair market value on the date of option grant. No SAR's are granted under the Option Plan.

         The following table gives information as to the stock options held by the named executive officers at December 31, 1996.

             AGGREGATE OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION/SAR VALUES

                                                                          NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                           UNDERLYING OPTIONS         IN-THE-MONEY
                                                                             AT FISCAL YEAR         OPTIONS AT FISCAL
                                                                                END (19)              YEAR END (20)
                              SHARES ACQUIRED                             -------------------     --------------------
           NAME                 ON EXERCISE        VALUE REALIZED(18)       EXERCISABLE (21)        EXERCISABLE (21)
           ----               ---------------      ------------------     -------------------     --------------------
 Gail E. Janssen                     0                     --                    13,200                 $111,574
 Gary A. Lichtenberg                 0                     --                      --                      --
 Richard A. Grall                    0                     --                     2,750                 $  25,859
 John W. Johnson                   2,200                 $40,800                  9,521                 $180,757
 Douglas A. Martin                   0                     --                     3,300                 $  32,034

__________________

         (18) The Value Realized is based on the average of the high and low sales prices of Common Stock on the exercise date.

         (19) Represents options granted under the Option Plan and also by PBI in the case of Mr. Johnson. No SAR's are granted under the Option Plan.

         (20) Based upon the $29.75 closing price on the last trading day of the year.

         (21) All options granted prior to December 31, 1996 were exercisable at that date.

COMPENSATION AGREEMENT

         In the acquisition of Pulaski State Bank ("Pulaski") (now part of F & M Bank-Northeast), the merger agreement contemplated that Pulaski would enter into an employment agreement with John W. Johnson in a form agreed to by F & M. Pulaski entered into such an employment agreement with Mr. Johnson on November 4, 1993, subject to consummation of the acquisition (which occurred in March
1994). The employment agreement was for a term of three years from November 4, 1993. Following consummation of the merger, Mr. Johnson also became president of First National in April, 1994, and of the combined entity resulting from the merger of First National Bank and Pulaski in September 1994. In anticipation of this merger, Mr. Johnson's base salary increased to $120,000 per year, upon assuming the additional responsibilities as president of First National Bank. The merger agreement also provided that, pursuant to a separate arrangement, certain options to purchase shares of common stock of PBI, the parent company of Pulaski, held by Mr. Johnson were converted into options to purchase Common Shares at the same conversion ratio that the shares of PBI common stock were converted into Common Shares in the merger of PBI and F & M.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The general compensation policies of the Corporation and its subsidiaries are set by the Compensation Committee (the "Committee"). The Committee is composed of six independent non-employee directors.

         In addition, decisions as to the grant of options under the Corporation's 1993 Incentive Stock Option Plan (the "Option Plan") are made by the board's stock option committee (the "Option Committee"). The Option Committee is composed of five independent non-employee directors (all of whom also serve on the Committee). Because of the importance of stock options to overall compensation, the member of the Option Committee who is not a member of the Committee also joins in this report.

         In 1996, all of the officers except the Messrs. Grall, Johnson and Martin (the "Regional Vice Presidents") were employees of and compensated directly by the Corporation. The Regional Vice Presidents' salaries were paid by the subsidiary banks for which they served as President. Although the Regional Vice Presidents' salaries were paid by the subsidiary banks, the policies used to set those salaries are under the general supervision and direction of the Compensation Committee. In the case of Mr. Johnson, certain compensation matters are covered in his employment agreement with Pulaski, which was assumed by the Corporation.

         In establishing executive compensation, the Compensation Committee focuses primarily on the following considerations:

         1.      Attraction and retention of qualified personnel;
         2. Providing compensation which is competitive with businesses similar in size and nature to the Corporation;
         3.      General economic conditions;
         4. Providing incentives to personnel to achieve the Corporation's goals, which include achieving an adequate return on equity to enhance the ability of the Corporation to pay dividends and to increase the value of the Corporation's stock; and
         5. The individual performance of each executive officer, assessed against the requirements and duties of his or her specific job.

         In considering the first two factors, the Committee relies on periodic compensation surveys and analyses of amounts paid by companies deemed by the Committee to be comparable to the Corporation. The Committee has used published salary information available from outside sources such as salary survey data, as well as salary survey information for the Corporation's market area provided by a consultant retained by the Corporation. Because of different sources and purposes, the group of companies in these surveys is not the same as the group of companies in the NASDAQ Bank Stock Index used in the performance graph below. With this information, the Committee sets the base salary and bonus for its Chief Executive Officer and establishes a fund for salaries for the other executive officers. The Chief Executive Officer then sets the salaries for these officers, subject to review and approval by the Board of Directors.

         Once a salary range for a position is set, the Committee determines the actual base salary to be paid to the specific individual. This decision is based upon the executive officer's background, experience, skill, demonstrated expertise and contributions to the Corporation's performance.

         The Corporation utilizes an incentive bonus plan (the "Bonus Plan") for its executive officers. In 1996, all executive officers were eligible to participate in this plan, except the Regional Vice Presidents. Under the Bonus Plan, these officers were able to earn a bonus based on the return on opening equity ("ROOE") achieved by the Corporation in 1996. The Committee established a 16.0% target ROOE for 1996 which was selected to complement the Corporation's internally established goal for the year, and a target bonus amount which these executive officers could earn if that target ROOE was achieved. The actual bonus amount is determined by multiplying the target bonus amount by the bonus multiplier set by the Committee, based on the actual ROOE.

         As ROOE increases from 14.0% to 18.0%, the multiplier increases from
0.6 to 1.4. No bonus would be paid if ROOE was not at least 14.0%, although the Committee does have discretion to deviate from the bonus formula if Committee felt unusual circumstances justified payment of a bonus. Although the Regional Vice Presidents did not participate in the Bonus Plan, they did participate in a similar incentive bonus plan as Presidents and CEOs of subsidiary banks of the Corporation. For 1996, an adjusted ROOE was used by the Committee to reflect certain unusual factors, primarily resulting from the effects of acquisitions and pooling of interests accounting, which the Committee felt were appropriate for this calculation.

         The Committee believes that this Bonus Plan encourages achievement of the Corporation's annual goals. The Corporation strives to set an aggressive target ROOE. The Committee feels the Bonus Plan provides a strong incentive to reach this goal by providing a bonus for achieving the targeted ROOE and an additional bonus if the Corporation achieves superior results compared to the targeted ROOE. At the same time, if the Corporation falls short of the targeted ROOE but meets a minimum threshold, the Bonus Plan provides a reduced financial benefit in recognition that the Corporation performed acceptably but fell short of its goal. Overall, the Committee believes that this plan is well suited to assist the Corporation in reaching its target ROOE.

         In 1993, the Corporation's shareholders approved the Option Plan, providing for the grant of options to executive officers and other key employees. The Option Plan was proposed for the purpose of providing an additional incentive to those persons which would result in an increased identification with shareholders of the Corporation by offering increased stock ownership. In 1996, the Option Committee made grants of options under the Option Plan ranging from 550 to 6,600 shares. The Option Committee based its determination on the number of shares to be subject to options for officers upon the position and duties of the officers within the Corporation, and the desire to provide a meaningful incentive to such officers in comparison to their respective salary levels.

         In 1995, the Board of Directors approved the Officer's Stock Purchase Plan (the "Purchase Plan"), intended to increase the identification of officers with shareholders by establishing guidelines for minimum continuing ownership of Common Shares by specified officers and employees. To facilitate the holding of shares, the Purchase Plan provides for loans to such persons for the purchase of shares (subject to shareholder approval). While the Committee does not consider the Purchase Plan to be a compensation vehicle, it believes that the ownership and loan provisions of the Purchase Plan will provide a further incentive to officers based upon corporate performance to the extent it is reflected in the market price of Common Shares.

         The factors that are used to determine the CEO's annual base salary as well as his incentive compensation are the same as those described above for all executive officers. In particular, during 1996, the CEO's base salary was above the mid-point of his salary range because of the Committee's evaluation of his past performance and the Corporation's performance, including
(i) asset and earnings growth; (ii) returns on equity and assets; (iii) the continued development of both new and existing markets through acquisitions, expansion of existing operations and internal growth; and (iv) the willingness of the CEO to remain involved in the Corporation beyond his anticipated 1995 retirement date to assist in the transition to his successor. Also, the Committee believes that the CEO contributed positively to the non-quantifiable factors which foster employee morale, organizational strength and success of the Corporation as a whole. The CEO's bonus was determined in accordance with the Bonus Plan formula set forth above. For the reasons highlighted above, the CEO is also eligible to participate in the Option Plan. The Chief Executive Officer was granted an option for 6,600 shares in 1996. The number of shares subject to options granted by the Option Committee was the result of the factors discussed above and was increased from prior years' grants in recognition of the significant responsibilities that the Chief Executive Officer in particular has undertaken on behalf of the Corporation and his willingness to remain CEO after his anticipated retirement.

         Because of the Corporation's current compensation structure, the Committee believes it unlikely that the Corporation will be affected by the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit the deductibility to employers of executive compensation in excess of $1 million annually. The Option Plan was approved by the shareholders and is, therefore, exempt from the limitation. The Committee intends to continue to monitor this matter in future years.

       Otto L. Cox, Chairman                      Duane G. Peppler, Member
       Paul J. Hernke, Member                     Joseph F. Walsh, Member
       Glenn L. Schilling, Member                 Robert Safford, Member

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Peppler, one of the members of the Compensation Committee, is a former executive officer of the Corporation and former President of one of the Corporation's subsidiary banks. Mr. Peppler retired as an officer of the Corporation and as President of the subsidiary bank in 1991. There are no other members of the Compensation Committee with reportable interlocks nor do any members of the Corporation's management participate in Compensation Committee determinations.

                       TRANSACTIONS WITH THE CORPORATION

         The Corporation's subsidiary banks have, and expect to continue to have, regular dealings with directors and officers of the Corporation and its subsidiaries, as well as their associates and the firms which they serve in various capacities. Certain of such persons and firms have been indebted to the Corporation's subsidiary banks for loans made in the ordinary course of business. Since March 10, 1979, the effective date of the Financial Institutions Regulatory Interest Rate Control Act, all such loans are required to be, have been and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         Pursuant to the Corporation's Officers' Stock Purchase Plan (the "Purchase Plan"), covered executives are expected to own Corporation Common Shares in recommended minimum amounts. To facilitate ownership, the Purchase Plan (as approved in 1996 by Corporation shareholders) includes provisions which permit the Corporation to make loans for the purchase of Common Shares. Loans are secured by Common Shares with a market value equal to at least 110% of the loan at the date of the loan and for a term of either three or five years, as selected by the executive. Loans bear interest at 100% of the "Applicable Federal Rate" as provided in the Internal Revenue Code to avoid "unstated interest."

         Under the Purchase Plan, through December 31, 1996, the Corporation has made loans in excess of $60,000 to executive officers of the Corporation, as follows:

       NAME                   HIGHEST BALANCE (22)            INTEREST RATE                 MATURITY
       ----                   --------------------            -------------                 --------
 Gail E. Janssen                      $95,000                      5.79%                     12/18/00
                                      $51,000                      5.49%                     02/02/01

 John W. Johnson                      $75,000                      5.98%                     11/20/00
                                      $18,000                      5.64%                     05/20/99
  ------------------

  (22)   Also year end balance.


                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Corporation Common Stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Bank Stock Index. The values on the graph show the relative performance of a $100 investment made on December 31, 1991, in Corporation Common Stock and in each of the indices, with reinvestment of dividends. As to the Corporation Common Stock, the graph uses the reported bid price on the indicated dates, except at December 31, 1995 and 1996. For those dates, the graph uses the closing price of Corporation Common Stock as reported on NASDAQ on those dates.


                                                                                NASDAQ
         Measurement Period                F&M Ban-           NASDAQ          Bank Stock
        (Fiscal Year Covered)            corporation       Stock Market         Index
1991                                                100               100               100
1992                                                153               116               146
1993                                                205               134               166
1994                                                228               131               165
1995                                                282               185               246
1996                                                363               227               326

                                    AUDITORS

         The Board of Directors anticipates reappointing the firm of Wipfli Ullrich Bertelson as independent auditors to audit the financial statements of the Corporation for the year 1997. Wipfli Ullrich Bertelson has acted as the Corporation's auditor since 1986. Representatives of Wipfli Ullrich Bertelson are expected to be present at the annual meeting of shareholders to respond to appropriate questions and to make a statement if they so desire.

                                 OTHER MATTERS

         The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting except as set forth herein. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                             SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Corporation no later than November 28, 1997, in order to be considered for inclusion in the Proxy Statement for next year's annual shareholders meeting.

                                              By Order of the Board of Directors

                                              /s/ Janet M. Lakso

                                              Janet M. Lakso, Secretary



Kaukauna, Wisconsin
March 28, 1997

         A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON SHARES AS OF MARCH 14, 1997, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JANET M. LAKSO, SECRETARY, F & M BANCORPORATION, INC., ONE BANK AVENUE, P.O. BOX 410, KAUKAUNA WI 54130-0410.

                            F&M BANCORPORATION, INC.
                      1997 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Janssen, Duane G. Peppler and Joseph F. Walsh, and each of them, proxies, with full power of substitution, to represent and to vote as designated herein all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of F&M Bancorporation, Inc. to be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 22, 1997, at 7:00 p.m., Central Time, and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

(1) ELECTION OF DIRECTORS:   [ ]  FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote for
                                  for three-year terms expiring        all nominees listed below
                                  in 2000 (except as marked to
                                  the contrary below)

  JOHN W. JOHNSON   GARY A. LICHTENBERG  DWAINE G. PEPPLER  JOSEPH S. WALSH

 (if you wish to withhold authority for a specified nominee, cross out the name of that nominee)

    (2) OTHER MATTERS: In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice of Meeting and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1.


                                Please return promptly in the enclosed
                                envelope.

                                Dated this      day of                , 1997
                                           ----       ----------------

                                -----------------------------------------------
                                Signature of shareholder

                                -----------------------------------------------
                                Signature of shareholder

                                PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, given full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.